PLAN OF ACQUISITION
SmallCap Value Fund III and
SmallCap Value Fund II

         The Board of Directors of Principal Funds, Inc., a Maryland
corporation (the "Fund"), deems it advisable that SmallCap Value Fund
II series of the Fund ("SmallCap Value II") acquire all of the assets of SmallCap Value Fund III series of the Fund ("SmallCap Value III") in exchange for the assumption by SmallCap Value II of all of the liabilities of SmallCap Value III  and shares issued by SmallCap Value
II which are thereafter to be distributed by SmallCap Value III pro rata to its shareholders in complete liquidation and termination of
SmallCap Value III and in exchange for all of SmallCap Value III 's outstanding shares.
         SmallCap Value III will transfer to SmallCap Value II, and
SmallCap Value II will acquire from SmallCap Value III , all of the assets of SmallCap Value III on the Closing Date and will assume from
SmallCap Value III all of the liabilities of SmallCap Value III in exchange for the issuance of the number of shares of SmallCap Value II determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of SmallCap
Value III in complete liquidation and termination of SmallCap Value III and in exchange for all of SmallCap Value III 's outstanding shares.
SmallCap Value III will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by
SmallCap Value III in proper form prior to the Closing Date shall be fulfilled by SmallCap Value III . Redemption requests received by
SmallCap Value III thereafter will be treated as requests for redemption of those shares of SmallCap Value II allocable to the shareholder in question.
         SmallCap Value III will declare, and SmallCap Value II may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, SmallCap Value II will issue to SmallCap
Value III a number of full and fractional shares of SmallCap Value II, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of SmallCap Value
III . The aggregate value of the net assets of SmallCap Value III and
SmallCap Value II shall be determined in accordance with the then current Prospectus of SmallCap Value II as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on May 1, 2009, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for SmallCap Value II or SmallCap Value III to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, SmallCap Value III shall (a) distribute on a pro rata basis to the shareholders of record of SmallCap Value III at the close of business on the Closing Date the shares of SmallCap Value II received by SmallCap Value III at the
Closing in exchange for all of SmallCap Value III 's outstanding shares, and (b) be liquidated in accordance with applicable law and the
Fund's Articles of Incorporation.
         For purposes of the distribution of shares of SmallCap Value II to shareholders of SmallCap Value III , SmallCap Value II shall credit its books an appropriate number its shares to the account of each shareholder of SmallCap Value III . No certificates will be issued for shares of SmallCap Value II. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the
Closing Date, represented shares of SmallCap Value III , shall be deemed for all purposes of the Fund's Articles of Incorporation and
Bylaws to evidence the appropriate number of shares of SmallCap Value
II to be credited on the books of SmallCap Value II in respect of such shares of SmallCap Value III as provided above.
         Prior to the Closing Date, SmallCap Value III shall deliver to
SmallCap Value II a list setting forth the assets to be assigned, delivered and transferred to SmallCap Value II, including the securities then owned by SmallCap Value III and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by SmallCap Value II pursuant to this Plan.
         All of SmallCap Value III 's portfolio securities shall be delivered by SmallCap Value III 's custodian on the Closing Date to
SmallCap Value II or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the
Investment Company Act of 1940, transferred to an account in the name of SmallCap Value II or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from SmallCap
Value III 's account at its custodian to SmallCap Value II's account at its custodian. If on the Closing Date SmallCap Value III is unable to make good delivery to SmallCap Value II's custodian of any of SmallCap
Value III 's portfolio securities because such securities have not yet been delivered to SmallCap Value III 's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and SmallCap Value III shall deliver to SmallCap Value II's custodian on or by said Closing
Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to SmallCap Value II, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers'
confirmations, as may be reasonably required by SmallCap Value II.
         This Plan may be abandoned and terminated if the Board of
Directors believe that the consummation of the transactions
contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of
Directors at any time, though no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of SmallCap Value
III .
         Except as expressly provided otherwise in this Plan, SmallCap
Value III will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, other than printing, mailing, and legal costs which shall be paid by Principal Management Corporation.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by Chairman and Chief Executive Officer or its Executive
Vice President as of the _______th day of __________, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquired Fund:
SmallCap Value Fund III

By: /s/ Ralph C. Eucher
Ralph C. Eucher, Chairman and
Chief Executive Officer

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquiring Fund:
SmallCap Value Fund II

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President